Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 11, 2025, except for the effects of the reverse stock split as described in Note 17, as to which the date is September 26, 2025, in the Registration Statement (Form S-1) and the related Prospectus of Ethos Technologies Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

San Francisco, California

September 26, 2025